EXHIBIT 3

                                    AMENDED
              CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS AND
                                LIMITATIONS OF
                     SERIES A CONVERTIBLE PREFERRED STOCK
                                 NO PAR VALUE,
                              OF EVRO CORPORATION

      EVRO Corporation (the "Corporation"), organized and existing under Florida law, hereby certifies that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation and Section
607.0602 of the Florida Business Corporation Act, the Board of Directors on September 27, 1996, adopted a Resolution providing for the creation and issuance of a series of its authorized preferred stock, designated Series A Convertible Preferred Stock, no par value, which Resolution is hereafter set forth in its entirety.

      RESOLVED, THAT THE SECURITIES AUTHORIZED HEREIN HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT"), AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES (AS DEFINED IN REGULATIONS OF THE 1933 ACT) EXCEPT PURSUANT TO REGISTRATION REQUIREMENTS OF THE 1933 ACT, OR REGULATION "S" OR ANOTHER EXEMPTION THEREFROM.

      RESOLVED, THAT PURSUANT TO THE AUTHORITY EXPRESSLY GRANTED AND VESTED IN THE BOARD OF DIRECTORS OF THIS CORPORATION IN ACCORDANCE WITH THE PROVISIONS OF ITS ARTICLES OF INCORPORATION, A SERIES OF THE CORPORATION'S AUTHORIZED CLASS OF PREFERRED STOCK, NO PAR VALUE, IS HEREBY ESTABLISHED AS "SERIES A CONVERTIBLE PREFERRED STOCK" (HEREINAFTER REFERRED TO AS THE SERIES A PREFERRED STOCK), WHICH SERIES CONSISTS OF 100 AUTHORIZED SHARES. THE ISSUED AND OUTSTANDING SHARES OF THE SERIES A PREFERRED STOCK, AS THEY MAY EXIST FROM TIME TO TIME, ARE SOMETIMES REFERRED TO BELOW AS THE "SHARE(S)". THE PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF, AND THE QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS IMPOSED UPON THE SERIES A PREFERRED STOCK SHALL BE AS FOLLOWS:

      1. NO VOTING RIGHTS. Except as required by Florida Business Corporation Act, the Holders of the Shares will have no voting rights.

      2. PRIORITY IN THE EVENT OF LIQUIDATION OR DISSOLUTION. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation and before any distribution shall be made to the Holder of any class of the common

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stock of the Corporation, each Holder of Series A Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, the sum of $50,000.00 in cash for each Share of Series A Preferred Stock so held subject to the first priorities of all Holders of the Corporation's Series B Preferred Stock, if any, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series I Preferred Stock, Series H Preferred Stock, Series L Preferred Stock and Series M Preferred Stock, as set forth in the respective certificates of designation, preferences, rights and limitations of such series of preferred stock of the Corporation. After payment shall have been made in full to the Holder of Series A Preferred Stock, or funds necessary for such payment shall have been set aside in trust for the exclusive benefit of such Holders, the Holders of the Series A Preferred Stock shall be entitled to no further participation in any distribution of the assets of the Corporation.

      3. CONVERSION OF PREFERRED STOCK INTO COMMON STOCK.

         (a) IN GENERAL. Subject to the provisions of this Section 4, each Holder of record shall be entitled, at its option, at any time commencing forty (40) days after issuance hereof to convert any or all of the original amount of the Series A Preferred Stock into shares of common stock, $0.01 par value per share, of the Corporation (the "Common Stock"), at a conversion price for each share of Common Stock equal to the lesser of 50% of the Market Price (as defined below) of the Corporation's Common Stock, or $.75 per common share. For purposes of this Section 4(a), the "Market Price" shall be the lower of (i) the average closing bid price of the Common Stock for the five (5) business days immediately preceding the conversion date; or (ii) the average closing bid price of the Common Stock for the five (5) business days prior to subscription by the Holder as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Such conversions shall be effectuated by surrendering the Series A Preferred Stock to be converted (with a copy, by facsimile or courier) to the Corporation with the form of conversion notice, executed by the Holder of a Series A Preferred Stock evidencing such Holder's intention to convert the Series A Preferred Stock or specified portion (as above provided) hereof, and accompanied, if required by the Corporation, by proper assignment hereof in blank. Accrued but unpaid interest shall be subject to conversion as well. The number of shares issuable shall be rounded to the nearest whole share, with the fraction paid in cash in the discretion of the Corporation. The date on which notice of conversion is given shall be deemed to be the date executed, to the Corporation or, if earlier, the date set forth in such notice of conversion if the Debenture is received by the Corporation within five (5) business days thereafter.

         (b) PROCEDURE. Any Holder of Shares of Series A Preferred Stock desiring to convert any such Shares into Common Stock shall surrender each certificate representing one or more Shares of such Stock to be converted, duly endorsed to the Corporation or in blank, at the principal business office of the Corporation (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at that office of the election to convert the same, setting forth therein the name or names (with the address or addresses) in which the shares of Common Stock are to be issued. If the

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      last day for any exercise of the conversion right shall be a legal holiday or a day on which federally chartered banking institutions are authorized by law to close, then such conversion right may be exercised on the next succeeding day not a legal holiday or a day on which such banking institutions are authorized by law to close.

         (c) NO REDEMPTION RIGHT BY CORPORATION. Corporation shall not have the right to redeem or call the Shares, without the prior written consent by Holder.

         (d) ELECTION TO CONVERT BY HOLDER. Subject to the provision of this
      Section 4 and provided the Shares were purchased by the Holder pursuant to Regulation "S", the Holder shall have the right, forty (40) days after purchasing the Shares, to receive upon conversion free trading shares of the Corporation's Common Stock which may be sold in the United States without any restrictions.

         (e) PENALTY IF LATE DELIVERY. Corporation shall pay to Holder a monthly penalty of a three percent (3%) discount of the stated value of the Shares of Series A Preferred Stock, if for any reason Corporation is unable to deliver Common Stock to Holder within forty (40) days from the closing hereof. Such penalty shall be calculated upon conversion by Holder to equate to a further discount of three percent (3%) per month after the forty (40) day period.

         (f) ADDITIONAL PROVISIONS. Conversion of Series A Preferred Stock shall be subject to the following additional terms and provisions:

             (1) REPLACEMENT CERTIFICATES. As promptly as practicable after the surrender for conversion of any Series A Preferred Stock, the Corporation shall deliver or cause to be delivered at the principal office of the Corporation (or such other place as may be designated by the Corporation), to or upon the written order of the Holder of such Series A Preferred Stock, one or more certificates representing the shares of Common Stock issuable upon such conversion, issued in such name or names as such Holder may reasonably direct. Shares of the Series A Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of the Series A Preferred Stock for conversion, as provided above, and the rights of the Holders of such Series A Preferred Stock shall cease at such time, and each person in whose name a certificate for such shares is to be issued shall be treated for all purposes as having become the record Holder of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person in whose name each certificate for such shares is to be issued as the record Holder thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

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             (2) SUBDIVISIONS OR COMBINATIONS. In the event that the Corporation shall at any time prior to a particular conversion subdivide or combine its outstanding shares of Common Stock into a greater or lesser number of such shares, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be proportionately increased in the case of a subdivision or decreased in the case of a combination, effective in either case at the close of business on the date which such subdivision or combination shall become effective.

             (3) RECAPITALIZATIONS. In the event that the Corporation shall be recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or substantially all of its property as an entity, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance for each Holder of Series A Preferred Stock to thereafter receive in lieu of the Common Stock otherwise issuable to him upon conversion of his Preferred Stock, but at the conversion ratio stated in this Section 4, the same kind and amount of securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance, with respect to the Common Stock of the Corporation.

             (4) SUCCESSIVE ADJUSTMENTS. The adjustments hereinabove referenced shall be made successively if more than one event listed in the above subdivisions of this subsection (c) of this Section 4 shall occur.

             (5) NO FRACTIONAL SHARES. The Corporation shall not be required to issue any fractions of shares of Common Stock upon conversions of Series A Preferred Stock. If any interest in a fractional share of Common Stock would otherwise be deliverable upon the conversion of any Series A Preferred Stock, the Corporation shall make adjustment for such fractional share interest by payment to the converting shareholder of cash in an amount bearing the same ratio to the fair market value of a whole share of Common Stock of the Corporation, as determined by the Corporation's Board of Directors, as the fractional interest to which the shareholder would otherwise be entitled bears to a whole share of Common Stock.

             (6) GRANTING OF PUT.

                 (A) On or after June 30, 1997, at the option of Holder, the
             Corporation shall redeem and repurchase the Series A Preferred Stock from the Holder thereof. The redemption price shall be Fifty Thousand Dollars ($50,000.00) per share together with accrued dividends and penalties thereon, if any, and shall be payable in cash, wire transfer, or certified funds.

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                 (B) No provision of this Certificate of Designation,
             Preferences, Rights and Limitations shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to redeem the Shares of the Series A Preferred Stock as provided for herein.

                 (C) The Corporation hereby expressly waives demand and
             presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for pursuant to the Put hereunder and shall be directly and primarily liable for all suits owing and to be owing herein, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

                 (D) The Corporation agrees to pay all costs and expenses,
             including reasonable attorneys' fees, which may be incurred by the Holder in collecting any amount due under the Put.

         (7) EVENTS OF DEFAULT. If one or more of the following described "Events of Default" shall occur:

                 (A) Any of the representations or warranties made by the
             Corporation herein, in the Subscription Agreement, or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Corporation in connection with the execution and delivery of the Shares of Series A Preferred Stock or the Subscription Agreement shall be false or misleading in any material respect at the time made; or

                 (B) The Corporation shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Corporation under this Certificate of Designation, Preferences, Rights and Limitations and such failure shall continue uncured for a period of seven (7) days after notice from the Holder of such failure; or

                 (C) The Corporation shall (1) become solvent; (2) admit in writing its inability to pay its debts generally as they mature;
             (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

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                 (D) A trustee, liquidator or receiver shall be appointed for the Corporation or a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

                 (E) Any governmental agency or any court of competent
             jurisdiction at the insistence of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Corporation and shall not be dismissed within thirty (30) days thereafter, or

                 (F) Any money judgment, writ or warranty of attachment, or similar process in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate shall be entered or filed against the Corporation or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

                 (G) Bankruptcy, reorganization, insolvency, or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation and, if instituted against the Corporation, shall not be dismissed within thirty (30) days after such instruction of the Corporation shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

                 (H) The Corporation shall have its Common Stock delisted from an exchange or over-the-counter market.

         Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may immediately exercise its right to Put hereunder. The Holder may then immediately demand redemption of the Series A Preferred Stock pursuant to the Put. The Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

         (8) NO ADJUSTMENTS. No adjustment of the conversion ratio shall be made by reason of:

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                 (A) the payment of any cash dividend on the Common Stock or any other class of the capital stock of the Corporation;

                 (B) the purchase, acquisition, redemption or retirement by the
             Corporation of any shares of the Common Stock or of any other class of the capital stock of the Corporation, except as provided in subdivision (3) of this subsection (f);

                 (C) the issuance, other than as provided in the subdivisions of this subsection (f), of any shares of Common Stock of the Corporation, or of any securities convertible into shares of Common Stock or other securities of the Corporation, or of any rights, warrants or options to subscribe for or purchase shares of the Common Stock or other securities of the Corporation, or of any other securities of the Corporation, provided that in the event the Corporation offers any of its securities, or any rights, warrants or options to subscribe for or purchase any of its securities, to the Holders of its Common Stock pursuant to any preemptive or preferential rights granted to Holders of Common Stock by the Certificate of Incorporation of the Corporation, or pursuant to any similar rights that may be granted to such Holders of Common Stock by the Board of Directors of the Corporation, the Corporation shall mail written notice of such offer to the Holders of the Series A Preferred Stock then of record at least twenty (20) days prior to the record date for the determination of Holders of the Common Stock entitled to receive any such offer so as to provide such Holders with a reasonable period of time within which to determine whether to exercise their rights of conversion;

                 (D) any offer by the Corporation to redeem or acquire shares of its Common Stock by paying or exchanging therefor stock of another corporation or the carrying out by the Corporation of the transactions contemplated by such offer, provided that at least 20 days prior to the expiration of any such offer the Corporation shall mail written notice of such offer to the Holders of the Series A Preferred Stock then of record; or

                 (E) the distribution to Holders of Common Stock of stock or other securities of another issuer, if the issuers of such securities shall be engaged at the time of such distribution in a business (i) which shall have been previously operated on a divisional or subsidiary basis by an entity acquired by the Corporation and (ii) which shall be distinct from the principal business of the entity to be acquired.

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         (9) The Corporation shall, after it has successfully increased its authorized common stock from 2,500,000 shares to 100,000,000, at all thereafter times reserve and keep available solely for the purpose of issuance upon conversion of Series A Preferred Stock, as herein provided, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding Series A Preferred Stock. Seller will grant to Buyer, for a period of sixty (60) days, a five (5) business day first right of refusal on any new share sales by Seller, upon Seller receiving written confirmation of a prospective buyer's intent to purchase shares. If Buyer does not respond by the end of the fifth business day, Seller may then sell the shares to the other buyer.

         (10) All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

             (g) EXPENSES. The issuance of certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock shall be without charge to each applicable shareholder. However, if any certificate is to be issued in a name other than that of the Holder of record of the Series A Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any expense which may be payable to the transfer agent in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such expense has been paid or is not due and payable.

             (h) VERIFICATION. Upon the occurrence of each adjustment or readjustment of the conversion ratio pursuant hereto, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each Holder of Series A Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series A Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (a) such adjustment or readjustment, (b) the conversion ratio at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his Shares.

             (i) STATUS OF CONVERTED STOCK. In case any Shares of Series A Preferred Stock shall be converted, the Preferred Shares so converted shall resume the status of authorized but unissued shares of preferred stock. The converted common shares will be free trading after the forty
         (40) day holding period.

      4. LIMITATIONS ON CORPORATION; SHAREHOLDER CONSENT. So long as any Shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the

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written consent as provided by law of 80% of the Holders of the outstanding
Shares, voting as a class, change the preferences, rights or limitations with respect to the Series A Preferred Stock in any material respect prejudicial to the Holders thereof, or increase the authorized number of Shares of such Series, but nothing herein contained shall required such a class vote or consent (a) in connection with any increase in the total number of authorized shares of Common Stock, or (b) in connection with the authorization, designation, increase or issuance of any series of preferred stock holding liquidation preference equal to or subordinate to the Series A Preferred Stock. Further, no such vote or written consent of the Holders of the Series A Preferred Stock shall be required if, at or prior to the time when such change is to take effect, provision is made for the redemption of all Shares at the time outstanding; and the provisions of this paragraph 4, shall not in any way limit the right and power of the Corporation to issue any bonds, notes, mortgages, debentures and other obligations, and to incur indebtedness to banks and to other lenders.

      5. STATED CAPITAL. Of the consideration received by the Corporation in exchange for the issuance of each share of the Series A Preferred Stock, $50,000.00 shall constitute paid in capital.

      6. NOTICES. All notices or other communications required or permitted to be given pursuant to this resolution shall be in writing and shall be considered as properly given or made if hand delivered, mailed by certified or registered mail, return receipt requested, or sent by prepaid telegram, if to the Corporation at its address indicated in its Annual Report as most recently filed with the Florida Department of State, and if to a Holder of Series A Preferred Stock at the address set forth in the shareholder records as maintained by the Corporation, or to such other address as any such shareholder may have designated by like notice forwarded to the Corporation. All notices, except notices of change of address, shall be deemed given when mailed or hand delivered and notices of change of address shall be deemed given when received.

      IN WITNESS WHEREOF, EVRO Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be executed by its Chief Executive Officer and its Assistant Secretary as of the 27th day of September, 1996.

                                  /s/ THOMAS L. JENSEN
                                  ----------------------------------------------
                                  Thomas L. Jensen, Chief Executive Officer

                                  /s/ O. DON LAUHER
                                  ----------------------------------------------
                                  O. Don Lauher, Assistant Secretary

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STATE OF FLORIDA

COUNTY OF POLK

      This instrument was acknowledged before me on September 27, 1996, on behalf of EVRO Corporation by Thomas L. Jensen, its Chief Executive Officer.

                                  /s/ DONALD R. MASTROPIETRO
                                  ----------------------------------------------
                                  Notary Public

                                  My Commission Expires:  January 25, 2000

STATE OF FLORIDA

COUNTY OF POLK

      This instrument was acknowledged before me on September 27, 1996, on behalf of EVRO Corporation by O. Don Lauher, its Assistant Secretary.

                                  /s/ DONALD R. MASTROPIETRO
                                  ----------------------------------------------
                                  Notary Public

                                  My Commission Expires:  January 25, 2000

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